Exhibit 4.4

SUPPORT AGREEMENT

MEMORANDUM OF AGREEMENT made as of October 16, 2001.

BETWEEN:

JTH TAX, INC.,

a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as “JTH”),

- and -

LIBERTY TAX HOLDING CORPORATION,

a corporation existing under the laws of the Province of Ontario,

(hereinafter referred to as “Newco”),

WHEREAS pursuant to a Share Exchange Agreement dated October 16, 2001 among JTH, Newco, Liberty Tax Service Ltd. (“Liberty”) and Datatax Business Services Limited (“Datatax”) all of the 100 issued and outstanding common shares of Liberty held by Datatax were transferred to Newco in consideration for an aggregate of 100,000 Exchangeable Shares of Newco (the “Exchangeable Shares”);

AND WHEREAS the parties agreed to the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (collectively the “Exchangeable Share Provisions”);

AND WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby JTH will take certain actions and make certain payments and deliveries necessary to ensure that Newco will be able to make certain payments and to deliver or cause to be delivered shares of JTH Class A Common Stock in satisfaction of the obligations of Newco under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts and Retraction Amounts, all in accordance with the Exchangeable Share Provisions;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.                                       DEFINITIONS AND INTERPRETATION

(a)                                  DEFINED TERMS. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning attributed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

(b)                                 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

(c)                                  NUMBER, GENDER, ETC. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

(d)                                 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

2.                                       COVENANTS OF JTH AND NEWCO

(a)                                  COVENANTS OF JTH REGARDING EXCHANGEABLE SHARES. So long as any Exchangeable Shares are outstanding, JTH will:

(i)                                     not declare or pay any dividend on any Class A Common Stock of JTH unless (A) Newco will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Shares and (B) Sections 2(a)(ii), (iii) and (iv) shall be complied with in connection with such dividend;

(ii)                                  cause Newco to declare simultaneously with the declaration of any dividend on JTH Class A Common Stock an equivalent dividend per share on the Exchangeable Shares and, when such dividend is paid on JTH Class A Common Stock, cause Newco to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

(iii)                               advise Newco sufficiently in advance of the declaration by JTH of any dividend on JTH Class A Common Stock and take all such other actions as are necessary, in cooperation with Newco, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on JTH Class A Common Stock;

(iv)                              take all such actions and do all such things as are necessary or desirable to enable and permit Newco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Newco, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Newco to cause to be delivered shares of JTH Class A Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article V of the Exchangeable Share Provisions;

(v)                                 take all such actions and do all such things as are necessary or desirable to enable and permit Newco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Amount, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Newco to cause to be delivered shares of JTH Class A Common Stock to the holders of Exchangeable Shares, upon the retraction of the Exchangeable Shares in accordance with the provisions of Article VI of the Exchangeable Share Provisions, as the case may be; and

(vi)                              not exercise its vote as a shareholder (direct or beneficial) to initiate the voluntary liquidation, dissolution or winding-up of Newco, nor take any action or omit to take any action that is designed to result in, nor omit to take any action to prevent, the liquidation, dissolution or winding-up of Newco.

(b)                                 NOTIFICATION OF CERTAIN EVENTS. In order to assist JTH to comply with its obligations hereunder, Newco will give JTH notice of each of the following events as the time set forth below:

(i)                                     in the event of any determination by the Board of Directors of Newco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Newco or to effect any other distribution of the assets of Newco among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(ii)                                  immediately, upon the earlier of (A) receipt by Newco of notice of, and (B) Newco otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Newco or to effect any other distribution of the assets of Newco among its shareholders for the purpose of winding-up its affairs; and

(iii)                               immediately, upon receipt by Newco of a Retraction Request (as defined in the Exchangeable Share Provisions).

(c)                                  DELIVERY OF SHARES OF JTH CLASS A COMMON STOCK. In furtherance of its obligations hereunder, upon notice of any event which requires Newco to cause to be delivered shares of JTH Class A Common Stock to any holder of Exchangeable Shares, but subject to any call right contained in the Exchangeable Share Provisions, JTH shall forthwith issue and deliver the requisite shares of JTH Class A Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as Newco shall direct. All such shares of JTH Class A Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

(d)                                 EQUIVALENCE.

(i)                                     JTH will not without the prior approval of Newco and the prior approval of the holders of the Exchangeable Shares given in accordance with Article IX of the Exchangeable Share Provisions:

(A)                              issue or distribute shares of JTH Class A Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of JTH Class A Common Stock) to the holders of all or substantially all of the then outstanding JTH Class A Common Stock by way of stock dividend or other distribution; or

(B)                                issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of JTH Class A Common

Stock entitling them to subscribe for or to purchase shares of JTH Class A Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of JTH Class A Common Stock); or

(C)                                issue or distribute to the holders of all or substantially all of the then outstanding shares of JTH Class A Common Stock (I) shares or securities of JTH of any class other than JTH Class A Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of JTH Class A Common Stock), (II) rights, options or warrants other than those referred to in Section 2(d)(i)(B) above, (III) evidences of indebtedness of JTH or (IV) assets of JTH;

unless (I) Newco is permitted under applicable law to issue or distribute the equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares and (II) Newco shall issue or distribute such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares.

(ii)                                  JTH will not without the prior approval of Newco and the prior approval of the holders of the Exchangeable Shares given in accordance with Article IX of the Exchangeable Share Provisions:

(A)                              subdivide, redivide or change the then outstanding shares of JTH Class A Common Stock into a greater number of shares of JTH Class A Common Stock; or

(B)                                reduce, combine or consolidate or change the then outstanding shares of JTH Class A Common Stock into a lesser number of shares of JTH Class A Common Stock; or

(C)                                reclassify or otherwise change the shares of JTH Class A Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of JTH Class A Common Stock;

unless (I) Newco is permitted under applicable law to simultaneously make the same or an equivalent change to, or in the rights of holders of, the Exchangeable Shares and (II)

the same or an equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares.

(iii)                               JTH will ensure that the record date for any event referred to in Section 2(d)(i) or 2(d)(ii) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 20 Business Days after the date on which such event is declared or announced by JTH (with simultaneous notice thereof to be given by JTH to Newco).

(e)                                  OWNERSHIP OF OUTSTANDING SHARES. Without the prior approval of Newco and the prior approval of the holders of the Exchangeable Shares given in accordance with Article IX of the Exchangeable Share Provisions, JTH covenants and agrees in favour of Newco that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than JTH or any of its Subsidiaries, JTH will be and remain the direct or indirect beneficial owner of all issued and outstanding common shares in the capital of Newco.

(f)                                    DUE PERFORMANCE. JTH shall duly and timely perform all of its obligations, including any obligations that may arise upon the exercise of JTH’s rights under the Exchangeable Share Provisions. To the extent that Newco is unable at any time to fulfil its obligations to the holders of the Exchangeable Shares, JTH shall provide such resources, monetary or otherwise, to Newco to allow Newco to fulfil such obligations.

3.                                       GENERAL

(a)                                  TERM. This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than JTH and any of its Subsidiaries.

(b)                                 CHANGES IN CAPITAL OF JTH AND NEWCO. Notwithstanding the provisions of Section 3(d) hereof, at all times after the occurrence of any event as a result of which either JTH Class A Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which JTH Class A Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

(c)                                  SEVERABILITY. If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

(d)                                 AMENDMENTS, MODIFICATIONS, ETC. This agreement may not be amended or modified except by an agreement in writing executed by Newco and JTH and approved by the holders of the Exchangeable Shares in accordance with Article IX of the Exchangeable Share Provisions.

(e)                                  MEETING TO CONSIDER AMENDMENTS. Newco, at the request of JTH, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of Newco, the Exchangeable Share Provisions and all applicable laws.

(f)                                    ENUREMENT. This agreement shall be binding upon and enure to the enefit of the parties hereto and the holders, from time to time, of Exchangeable Shares and each of their respective successors and assigns.

(g)                                 NOTICE TO PARTIES. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

(i)	if to JTH at:	4575 Bonney Road
Virginia Beach, Virginia 23462
Attention: Raymond A. Dunn
Telecopy: 757-493-0169

	with a copy to:	Troutman Sanders Mays & Valentine LLP
999 Waterside Drive, Suite 2525
Norfolk, Virginia 23510
Attention: James J. Wheaton, Esq.
Telecopy: 757-687-7701

(ii)	if to Newco at:	4575 Bonney Road
Virginia Beach, Virginia 23462
Attention: Raymond A. Dunn
Telecopy: 757-493-0169

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

(h)                                 COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. A counterpart delivered by facsimile is hereby deemed to be as effective as a counterpart delivered in original form.

(i)                                     JURISDICTION. This agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

LIBERTY TAX HOLDING CORPORATION		JTH TAX, INC.

By:		By:	/s/ John T. Hewitt
	Steven Sardo		John Hewitt